Exhibit 99.1

FOR IMMEDIATE RELEASE

May 7, 2020

Investor Relations: Kate Walsh, Vice President of Investor Relations and Tax, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Strategic Relations & Public Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports First Quarter 2020 Results, Reduces Capital

Expenditures by an Additional 14%, and Revises 2020 Outlook

DALLAS, May 7 — EnLink Midstream, LLC (NYSE: ENLC) (EnLink) reported financial results for the first quarter of 2020, announced a further 14% reduction in 2020 capital expenditures, net to EnLink, and provided revisions to the company's 2020 outlook.

Highlights:

•	$260 million net loss reported for first quarter of 2020, which includes non-cash impairment charges of $353 million. Net loss for full-year 2020 projected to range from $123 million to $222 million.

•	$260 million of adjusted EBITDA achieved for first quarter of 2020, which includes approximately $6 million of severance expense. Full-year 2020 adjusted EBITDA projected to range from $950 million to $1.025 billion.

•	$182 million of net cash provided by operating activities reported for first quarter of 2020.

•	$44 million of excess free cash flow generated for first quarter of 2020. Excess free cash flow projected to range from $260 million to $280 million for full-year 2020.

•	14% additional reduction in 2020 capital expenditures (midpoint) to bring 2020 capital expenditures down by approximately 40% relative to original 2020 guidance range. Updated 2020 total capital expenditures guidance range, net to EnLink, is $190 million to $250 million.

•	~67% reduction in common unit distribution payout, as previously announced, since the third quarter of 2019 distribution.

•	$50 million of incremental expense savings, announced on March 24, 2020, being targeted across cost structure during 2020. Full-year 2020 cost savings compared to 2019 are projected to be $100 million.

“EnLink's first quarter results and updated 2020 outlook demonstrate the strength of our large-scale diversified platform, and the flexibility and resiliency of our people and operations in the midst of unprecedented market volatility,” said Barry E. Davis, EnLink Chairman and Chief Executive Officer.

“We have acted swiftly and decisively in response to the evolving business climate and have taken steps to retain roughly $600 million of cash flow in 2020 to manage liquidity, sustain balance sheet strength, and maintain leverage below our covenant.

“We continue to prioritize the health and safety of our employees and stakeholders while remaining focused on operating reliably and responsibly and providing exceptional service to our customers. Everything that we are doing is positioning us for what will become the new normal, and I am confident we will be stronger as a result of our team’s incredibly hard work through these challenging times.”

Adjusted EBITDA and excess free cash flow used in this press release are non-GAAP measures and are explained in greater detail under "Non-GAAP Financial Information and Other Definitions" below.

First Quarter 2020 Financial Results

	Three Months Ended March 31
$MM, unless noted	2020	2019
Net loss	(260)	(135)
Adjusted EBITDA, net to EnLink*	260	268
Net cash provided by operating activities	182	264
Excess free cash flow	44	(172)
Total capital expenditures, net to EnLink	91	228
Cash and cash equivalents, net to EnLink	195	(6)
Amount outstanding on revolving credit facility	550	160
Outstanding common units as of April 30	489,259,906	487,170,379

*Adjusted EBITDA, net to EnLink, for 1Q20 includes approximately $6 million of expenses related to severance.

•	EnLink exited the first quarter of 2020 with $195 million of cash on hand, and a $1.75 billion unsecured revolving credit facility, upon which approximately $550 million was drawn. EnLink's unsecured revolving credit facility matures in early 2024 and is backed by 21 leading global financial institutions, 17 of which are lenders under EnLink's term loan, which matures in December 2021. EnLink is evaluating a number of options to refinance the term loan and expects to have sufficient financial flexibility to repay the term loan by drawing on the unsecured revolving credit facility, with no impact to leverage metrics or covenant calculations. EnLink's first maturity on its senior notes is not until the first quarter of 2024. Approximately 35% of EnLink's outstanding senior notes have a remaining tenor of more than 20 years, and all outstanding senior notes are unsecured.

•	During the first quarter of 2020, EnLink opportunistically repurchased a small portion of its outstanding senior notes on the open market. The repurchases have resulted in a net gain of approximately $5 million.

•	EnLink continues to maintain a diversified customer base across its asset platform, which includes large integrated customers and other investment-grade counterparties. Approximately 90% of EnLink's first quarter of 2020 revenues were generated from investment-grade counterparties or from customers who provided credit protections to EnLink. EnLink has limited credit exposure related to its producer customers as the structure of the majority of gathering and processing contracts limits the amount of outstanding receivables from producer customers to EnLink. EnLink continues to monitor its working capital and credit exposure closely.

•	EnLink’s debt-to-adjusted EBITDA for the first quarter of 2020 was 4.6x, as calculated under the revolving credit facility agreement, which excludes cash on the balance sheet. Debt-to-adjusted EBITDA when debt is netted with cash and cash equivalents is 4.4x.

2020 Full-Year Outlook

Given the uncertainty surrounding the market dislocations caused by the COVID-19 pandemic, including reduced demand for crude oil and natural gas, commodity price volatility, and curtailed customer activity, EnLink’s previously issued 2020 financial guidance originally published on January 15, 2020, and reaffirmed on February 25, 2020, has been revised to reflect current market conditions and assumptions. While providing relevant segment and volume guidance at this time is not possible due to material uncertainties, EnLink has outlined 2020 ranges for key company-level financial metrics in the table below:

$MM, unless noted	2020 Outlook

Net loss	(123)	-	(222)
Adjusted EBITDA, net to EnLink	950	-	1,025
Excess free cash flow	260	-	280
Total capital expenditures, net to EnLink	190	-	250
Annualized 1Q20 declared distribution per common unit			$0.375

▪	EnLink’s updated 2020 outlook takes into consideration announced actions and current expectations related to all major customers and includes a range of assumptions given the uncertainty around the timing and size of further production curtailments and shut-ins.

▪	EnLink is projecting that debt-to-adjusted EBITDA for full-year 2020, as calculated by the revolving credit facility agreement, will be within the range of 4.4x – 4.7x.

First Quarter 2020 Segment Updates

Permian:

•	Segment profit of $32.3 million for the first quarter of 2020 was approximately 13% lower as compared to the fourth quarter of 2019 and approximately 16% lower as compared to the first quarter of 2019. Segment profit for the first quarter of 2020 was negatively impacted as compared to the prior periods due primarily to lower contribution from crude operations and lower natural gas and NGL prices. EnLink hedges exposure to commodity price fluctuations and realized approximately $2.5 million of benefit related to Permian hedges in the corporate segment for the first quarter of 2020, providing a partial offset to the impacts of a weaker commodity environment.

•	Average natural gas gathering and transportation volumes for the first quarter of 2020 were approximately 3% higher as compared to the fourth quarter of 2019 and approximately 26% higher as compared to the first quarter of 2019. Average natural gas processing volumes for the first quarter of 2020 increased approximately 1% and 21% as compared to the fourth quarter of 2019 and the first quarter of 2019, respectively. Volume increases were driven by increased producer activity on EnLink’s footprint.

•	Average crude gathering volumes increased approximately 9% for the first quarter of 2020 as compared to the fourth quarter of 2019, driven by activity on EnLink’s Delaware Basin footprint. Average crude gathering volumes declined by approximately 10% in the first quarter of 2020 as compared to the first quarter of 2019 as a result of lower crude first-purchase volumes. EnLink expects to fully exit the first-purchase business in the Midland Basin during the second quarter of 2020.

•	The Tiger natural gas processing plant construction in the Delaware Basin is progressing well and is expected to become operational during the second half of 2020, as planned. Once operational, the 200-million-cubic-feet-per-day Tiger plant will increase EnLink’s total processing capacity in the Permian Basin to over 1 billion cubic feet per day.

Louisiana:

•	Segment profit of $72.0 million for the first quarter of 2020 was approximately 16% lower as compared to the fourth quarter of 2019 and approximately 5% lower as compared to the first quarter of 2019. The segment profit decline for the first quarter of 2020, as compared to the fourth quarter of 2019, was driven primarily by mark-to-market inventory adjustments in the NGL business. The segment profit decline for the first quarter of 2020, as compared to the first quarter of 2019, was driven by mark-to-market impacts and by the expiration of legacy transportation contracts in the natural gas business. EnLink hedges exposure to commodity price fluctuations and realized approximately $3 million of benefit related to Louisiana hedges in its corporate segment for the first quarter of 2020, providing a partial offset to the impacts of a weaker commodity environment.

•	Average NGL transportation and fractionation volumes for the first quarter of 2020 were approximately 7% higher as compared to the fourth quarter of 2019 and 17% higher as compared to the first quarter of 2019. Average NGL volumes for the first quarter of 2020 increased compared to the fourth quarter of 2019 as improvements to optimize throughput were implemented. Average NGL transportation and fractionation volumes for the first quarter of 2020 increased as compared to the first quarter of 2019 as a result of the Cajun-Sibon III expansion being placed into service during the second quarter of 2019.

•	Average natural gas gathering and transportation volumes for the first quarter of 2020 were approximately 4% lower as compared to the fourth quarter of 2019 and roughly flat as compared to the first quarter of 2019.

•	Average natural gas processing volumes for the first quarter of 2020 were approximately 59% and 64% lower as compared to the fourth quarter of 2019 and the first quarter of 2019, respectively. EnLink's natural gas processing operations in Louisiana are opportunistic in nature and are highly dependent on market dynamics being present to incentivize further processing of natural gas on EnLink's system. During the first quarter of 2020, market dynamics did not present compelling economics for EnLink to process volumes at a level similar to prior periods.

•	Average crude volumes handled in EnLink's Ohio River Valley operations for the first quarter of 2020 were approximately 9% lower as compared to the fourth quarter of 2019 and increased by 16% as compared to the first quarter of 2019.

Oklahoma:

•	Segment profit of $103.4 million for the first quarter of 2020 was approximately 12% lower as compared to the fourth quarter of 2019 and approximately 6% lower as compared to the first quarter of 2019. The decline in segment profit for the first quarter of 2020 as compared to prior periods was driven by reduced producer activity in the STACK play.

•	Average natural gas gathering and transportation volumes for the first quarter of 2020 were approximately 6% lower as compared to the fourth quarter of 2019 and approximately 2% lower as compared to the first quarter of 2019. Average natural gas processing volumes for the first quarter of 2020 decreased by approximately 8% and 6% when compared to the fourth quarter of 2019 and the first quarter of 2019, respectively. Volume decline during the first quarter of 2020 as compared to prior periods resulted from reduced producer activity.

•	Average crude gathering volumes in the first quarter of 2020 were approximately 21% lower as compared to the fourth quarter of 2019, and approximately 25% higher as compared to the first quarter of 2019. Volume decline in the first quarter of 2020 as compared to the fourth quarter of 2019 was the result of reduced activity by the key producers supporting EnLink's crude gathering systems in the STACK play. The volume increase in the first quarter of 2020 as compared to the first quarter of 2019 was the result of well connect activity on EnLink’s footprint throughout 2019.

North Texas:

•	Segment profit of $73.2 million for the first quarter of 2020 increased by approximately 2% as compared to the fourth quarter of 2019 and was approximately 2% lower as compared to the first quarter of 2019. Segment profit for the first quarter of 2020 increased as compared to the fourth quarter of 2019 as a result of cost reductions and was lower than the first quarter of 2019 due to natural volume decline in the mature basin.

•	Average natural gas gathering and transportation volumes for the first quarter of 2020 decreased by approximately 3% as compared to the fourth quarter of 2019 and decreased by approximately 6% as compared to the first quarter of 2019. Average natural gas processing volumes for the first quarter of 2020 decreased by approximately 6% and 4% as compared to the fourth quarter of 2019 and the first quarter of 2019, respectively. Volume declines were in line with management expectations given the maturity of the basin.

First Quarter 2020 Earnings Call Details

EnLink will hold a conference call to discuss first quarter 2020 results on Friday, May 8, at 8 a.m. Central time (9 a.m. Eastern time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10141422 where they will receive dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors' page of EnLink's website at EnLink.com.

About the EnLink Midstream Companies

EnLink Midstream reliably operates a differentiated midstream platform that is built for long-term, sustainable value creation. EnLink's best-in-class services span the midstream value chain, providing natural gas, crude oil, condensate, and NGL capabilities. Our purposely built, integrated asset platforms are in premier production basins and core demand centers, including the Permian Basin, Oklahoma, North Texas, and the Gulf Coast. EnLink's strong financial foundation and commitment to execution excellence drive competitive returns and value for our employees, customers, and investors. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC). Visit www.EnLink.com to learn how EnLink connects energy to life.

Non-GAAP Financial Information and Other Definitions

This press release contains non-generally accepted accounting principles financial measures that we refer to as adjusted EBITDA, distributable cash flow available to common unitholders (“distributable cash flow”), and excess free cash flow.

We define adjusted EBITDA as net loss plus interest expense, net of interest income; income tax expense (benefit); depreciation and amortization; impairments; distributions from unconsolidated affiliates; unit-based compensation; transaction costs; unrealized (gain) loss on commodity swaps; and accretion expense associated with asset retirement obligations; less gain on disposition of assets; gain on extinguishment of debt; income from unconsolidated affiliates; payments under onerous performance obligation; non-cash rent; and non-controlling interest share of adjusted EBITDA from joint ventures.

We define distributable cash flow as adjusted EBITDA, net to ENLC, less interest expense, interest rate swaps, current income taxes and other non-distributable cash flows, accrued cash distributions on Series B Preferred Units and Series C Preferred Units paid or expected to be paid, and maintenance capital expenditures, excluding maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

Excess free cash flow is defined as distributable cash flow less distributions declared on common units and growth capital expenditures, excluding growth capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated joint ventures.

EnLink believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously reported results and a meaningful measure of the company’s cash flow after it has satisfied the capital and related requirements of its operations.  In addition, adjusted EBITDA achievement is a primary metric used in our short-term incentive program for compensating employees.

Adjusted EBITDA, distributable cash flow, and excess free cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of EnLink’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.  See ENLC’s filings with the Securities and Exchange Commission for more information.

Other definitions and explanations of terms used in this press release:

Segment profit (loss) is defined as operating income (loss) plus general and administrative expenses, depreciation and amortization, (gain) loss on disposition of assets, impairments, and loss on secured term loan receivable. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 8. Financial Statements and Supplementary Data - Note 15 - Segment Information” in ENLC’s Annual Report on Form 10-K for the year ended December 31, 2019, and, when available, “Item 1. Financial Statements - Note 14-Segment Information” in ENLC’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, for further information about segment profit (loss).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” and “expect” and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, when additional capacity will be operational, timing for completion of construction or expansion projects, expected financial and operational results associated with certain projects or growth capital expenditures, future operational results of our customers, results in certain basins, future rig count information, future cost savings, profitability, financial metrics, operating efficiencies and other benefits of cost savings or operational initiatives, our future capital structure and credit ratings, objectives, strategies, expectations, and intentions, the impact of the COVID-19 pandemic on us and our financial results and operations, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows include, without limitation (a) the ongoing coronavirus (COVID-19) outbreak could adversely affect our business, financial condition, and results of operations, (b) potential conflicts of interest of Global Infrastructure Partners (“GIP”) with us and the potential for GIP to favor GIP’s own interests to the detriment of our other unitholders, (c) GIP’s ability to compete with us and the fact that it is not required to offer us the opportunity to acquire additional assets or businesses, (d) a default under GIP’s credit facility could result in a change in control of us, could adversely affect the price of our common units, and could result in a default under our credit facility, (e) the dependence on Devon for a substantial portion of the natural gas and crude that we gather, process, and transport, (f) developments that materially and adversely affect Devon or other customers, (g) adverse developments in the midstream business that may reduce our ability to make distributions, (h) competition for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (i) decreases in the volumes that we gather, process, fractionate, or transport, (j) construction risks in our major development projects, (k) our ability to receive or renew required permits and other approvals, (l) increased federal, state, and local legislation, and regulatory initiatives, as well as government reviews relating to hydraulic fracturing resulting in increased costs and reductions or delays in natural gas production by our customers, (m) climate change legislation and regulatory initiatives resulting in increased operating costs and reduced demand for the natural gas and NGL services we provide, (n) changes in the availability and cost of capital, including as a result of a change in our credit rating, (o) volatile prices and market demand for crude oil, condensate, natural gas, and NGLs that are beyond our control, (p) our debt levels could limit our flexibility and adversely affect our financial health or limit our flexibility to obtain financing and to pursue other business opportunities, (q) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (r) reductions in demand for NGL products by the petrochemical, refining, or other industries or by the fuel markets, (s) impairments to goodwill, long-lived assets and equity method investments, and (t) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors, and risks are described more fully in EnLink Midstream, LLC’s and EnLink Midstream Partners, LP’s filings with the Securities and Exchange Commission, including EnLink Midstream, LLC’s and EnLink Midstream Partners, LP’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Neither EnLink Midstream, LLC nor EnLink Midstream Partners, LP assumes any obligation to update any forward-looking statements.

The EnLink management team based the forecasted financial information included herein on certain information and assumptions, including, among others, the producer budgets / forecasts to which EnLink has access as of the date of this press release and the projects / opportunities expected to require capital expenditures as of the date of this press release. The assumptions, information, and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink's future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Total revenues	$1,156.1	$1,779.2
Cost of sales	755.3	1,363.4
Gross operating margin	400.8	415.8
Operating costs and expenses, excluding cost of sales:
Operating expenses	100.7	114.5
General and administrative	30.4	51.4
Gain on disposition of assets	(0.6)	—
Depreciation and amortization	162.8	152.1
Impairments	353.0	186.5
Total operating costs and expenses, excluding cost of sales	646.3	504.5
Operating loss	(245.5)	(88.7)
Other income (expense):
Interest expense, net of interest income	(55.6)	(49.6)
Gain on extinguishment of debt	5.3	—
Income from unconsolidated affiliates	1.7	5.3
Total other expense	(48.6)	(44.3)
Loss before non-controlling interest and income taxes	(294.1)	(133.0)
Income tax benefit (expense)	33.7	(1.8)
Net loss	(260.4)	(134.8)
Net income attributable to non-controlling interest	26.4	41.5
Net loss attributable to ENLC	$(286.8)	$(176.3)
Net loss attributable to ENLC per unit:
Basic common unit	$(0.59)	$(0.45)
Diluted common unit	$(0.59)	$(0.45)

EnLink Midstream, LLC

Reconciliation of Net Loss to Adjusted EBITDA

(All amounts in millions)

 (Unaudited)

	Three Months Ended March 31,
	2020	2019
Net loss	$(260.4)	$(134.8)
Interest expense, net of interest income	55.6	49.6
Depreciation and amortization	162.8	152.1
Impairments	353.0	186.5
Income from unconsolidated affiliates	(1.7)	(5.3)
Distributions from unconsolidated affiliates	1.8	2.5
Gain on extinguishment of debt	(5.3)	—
Unit-based compensation	8.8	11.1
Income tax expense (benefit)	(33.7)	1.8
Unrealized (gain) loss on commodity swaps	(13.0)	2.0
Payments under onerous performance obligation offset to other current and long-term liabilities	—	(4.5)
Transaction costs (1)	—	13.5
Other (2)	(0.7)	0.3
Adjusted EBITDA before non-controlling interest	267.2	274.8
Non-controlling interest share of adjusted EBITDA from joint ventures (3)	(7.2)	(6.6)
Adjusted EBITDA, net to ENLC	$260.0	$268.2

(1)	Represents transaction costs primarily attributable to costs incurred related to the acquisition of all outstanding, publicly-held ENLK common units in January 2019.

(2)	Includes accretion expense associated with asset retirement obligations, gain on disposition of assets, and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(3)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP Natural Resources XI, L.P.'s ("NGP") 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation's 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

EnLink Midstream, LLC

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Excess Free Cash Flow

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

Three Months Ended March 31,
2020	2019
Net cash provided by operating activities	$182.0	$264.0
Interest expense (1)	54.7	49.5
Current income tax expense	0.3	1.0
Transaction costs (2)	—	13.5
Other (3)	5.6	(1.5)
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories, and other	(169.3)	(97.4)
Accounts payable, accrued product purchases, and other accrued liabilities (4)	193.9	45.7
Adjusted EBITDA before non-controlling interest	267.2	274.8
Non-controlling interest share of adjusted EBITDA from joint ventures (5)	(7.2)	(6.6)
Adjusted EBITDA, net to ENLC	260.0	268.2
Interest expense, net of interest income	(55.6)	(49.6)
Maintenance capital expenditures, net to ENLC (6)	(8.2)	(8.5)
ENLK preferred unit accrued cash distributions (7)	(22.8)	(22.7)
Other (8)	(0.3)	(2.5)
Distributable cash flow	173.1	184.9
Common distributions declared	(46.5)	(137.3)
Growth capital expenditures, net to ENLC (6)	(82.6)	(219.6)
Excess free cash flow	$44.0	$(172.0)

Distribution coverage	3.72	x	1.35	x
Distributions declared per ENLC unit	$0.09375	$0.279

(1)	Net of amortization of debt issuance costs and discount and premium, which are included in interest expense but not included in net cash provided by operating activities, and non-cash interest income, which is netted against interest expense but not included in adjusted EBITDA.

(2)	Represents transaction costs primarily attributable to costs incurred related to the acquisition of all outstanding, publicly-held ENLK common units in January 2019.

(3)	Includes accruals for settled commodity swap transactions, distributions received from equity method investments to the extent those distributions exceed earnings from the investment, and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(4)	Net of payments under onerous performance obligation offset to other current and long-term liabilities for the three months ended March 31, 2019.

(5)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP's 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation's 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

(6)	Excludes capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(7)	Represents the cash distributions earned by the Series B Preferred Units and Series C Preferred Units of $16.8 million and $6.0 million, respectively, for the three months ended March 31, 2020, and cash distributions earned by the Series B Preferred Units and Series C Preferred Units of $16.7 million and $6.0 million, respectively, for the three months ended March 31, 2019. Cash distributions to be paid to holders of the Series B Preferred Units and Series C Preferred Units are not available to common unitholders.

(8)	Includes non-cash interest income and current income tax expense.

EnLink Midstream, LLC

Operating Data

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Midstream Volumes:
Permian Segment
Gathering and Transportation (MMBtu/d)	831,100	657,500
Processing (MMBtu/d)	861,700	712,000
Crude Oil Handling (Bbls/d)	133,400	147,400
North Texas Segment
Gathering and Transportation (MMBtu/d)	1,577,700	1,683,100
Processing (MMBtu/d)	699,700	729,800
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	1,220,900	1,244,400
Processing (MMBtu/d)	1,154,400	1,231,600
Crude Oil Handling (Bbls/d)	36,600	29,200
Louisiana Segment
Gathering and Transportation (MMBtu/d)	2,043,200	2,070,500
Processing (MMBtu/d)	169,600	468,000
Crude Oil Handling (Bbls/d)	17,400	15,000
NGL Fractionation (Gals/d)	8,184,100	6,973,800
Brine Disposal (Bbls/d)	1,700	3,500

EnLink Midstream, LLC

Forward-Looking Reconciliation of Net Income to Full-Year Adjusted EBITDA Guidance (1)

Published May 2020

(All amounts in millions)

(Unaudited)

	Revised 2020 Outlook
	Low	Midpoint	High
Net loss of EnLink Midstream, LLC (2)	$(222)	$(172)	$(123)
Interest expense, net of interest income	222	219	216
Depreciation and amortization	664	650	636
Impairments	353	353	353
Income from unconsolidated affiliate investments	(3)	(4)	(5)
Distributions from unconsolidated affiliate investments	3	5	7
Gain on extinguishment of debt	(32)	(32)	(32)
Unit-based compensation	27	30	33
Income taxes	(17)	(15)	(13)
(Gain) loss on non-cash derivatives	(13)	(13)	(13)
Other (3)	(1)	(1)	(1)
Adjusted EBITDA before non-controlling interest	981	1,020	1,058
Non-controlling interest share of adjusted EBITDA (4)	(31)	(32)	(33)
Adjusted EBITDA, net to EnLink Midstream, LLC	950	988	1,025
Interest expense, net of interest income	(222)	(219)	(216)
Current taxes and other	(1)	(2)	(2)
Capital expenditures, net to ENLK (5)	(190)	(220)	(250)
Preferred unit accrued cash distributions (6)	(91)	(91)	(91)
Common distributions declared	(186)	(186)	(186)
Excess Free Cash Flow	$260	$270	$280

(1)	Represents the revised forward-looking net income guidance for the year ended December 31, 2020, and includes the actual results for the three months ended March 31, 2020 and the projected results for the remainder of the year ended December 31, 2020. The forward-looking net income guidance from April 1, 2020 through December 31, 2020 excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

EnLink does not provide a reconciliation of forward-looking net cash provided by operating activities to adjusted EBITDA because the company is unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the company's control.

(2)	Net income includes estimated net income attributable to (i) NGP's 49.9% share of net income from the Delaware Basin JV and (ii) Marathon Petroleum Corp.'s 50% share of net income from the Ascension JV.

(3)	Includes (i) estimated accretion expense associated with asset retirement obligations; (ii) estimated non-cash rent, which relates to lease incentives pro-rated over the lease term; and (iii) transaction costs.

(4)	Non-controlling interest share of adjusted EBITDA includes estimates for (i) NGP's 49.9% share of adjusted EBITDA from the Delaware Basin JV, (ii) Marathon's 50% share of adjusted EBITDA from the Ascension JV, and (iii) other minor non-controlling interests.

(5)	Excludes capital expenditures that are contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(6)	Represents the cash distributions earned by the Series B Preferred Units and Series C Preferred Units. Cash distributions to be paid to holders of the Series B Preferred Units and Series C Preferred Units are not available to common unitholders.